Exhibit 99.1

A MESSAGE FROM THE CHAIRMAN

Bellevue, WA - December 18, 2006 - ITEX Corporation (OTCBB: ITEX), The Cashless MarketplaceSM, a leading marketplace for cashless business transactions in North America, today released a letter from Chairman and Chief Executive Officer Steven White to shareholders highlighting the challenges and achievements of the last three years and looking ahead to the Company's future.

December 18, 2006

TO OUR SHAREHOLDERS:

THREE-YEAR SNAPSHOT OF ITEX CORPORATION

          Since 2003, when I became Chairman and CEO, our employee and management team has continually worked to make ITEX a stronger company for stockholders, enhance the success and strength of our franchise network, and increase the value of participation in the ITEX Marketplace for our members.  We have had demonstrable success and I intend to continue to lead ITEX in this direction.

          Looking back to 2003, ITEX was in serious trouble. Our member base was contracting, our revenues were declining, our legal issues were mounting, we had little cash, a negative net worth, and a market capitalization of $2 million.  At that time, many stockholders understandably were doubtful about our future.

          To turn the tide on our withering business, we made several bold decisions:  we refocused our business model on cashless transaction processing and the support of our franchise network; we sold all corporate-owned offices; we eliminated non-essential services; we paid off high-interest debt and negotiated better terms with our key vendors.  These measures and our steadfast determination to operate efficiently have allowed us to generate annual profits for each of the past three fiscal years.  We also began expensing equity-based compensation and eliminated stock option grants in fiscal 2003.

          What a difference these actions have made.  Revenues are up 38% compared to fiscal 2003; we have completed three consecutive years of positive net income; cash flow is strong; and our market capitalization is up 500%.  Our improving financial condition enabled us to invest more than $500,000 into our technology infrastructure and that of our franchise network.  Ongoing investments keep our corporate office staffed with an outstanding team along with the tools necessary to provide quality service to our franchise network and our members as well as enhancing our payment processing technology.

          Another achievement has been the successful acquisition in 2005 and subsequent integration of BXI Exchange, Inc. (“BXI”), previously the nation’s second largest cashless marketplace after ITEX.  Prior to the acquisition, we processed $170 million per year in cashless transactions from 13,000 member businesses managed by 60 offices.

          Now we exceed $300 million per year in cashless transactions through 22,000 member businesses managed by 95 franchisees and licensees.

          To fund the acquisition of BXI, we incurred debt in the aggregate principal amount of $2,300,000.  We retired the entire acquisition debt by October 2006; three years early!  This further validates our professional team’s skills, the strength of our business model and the adequacy of our free cash flows.

Achievements of the past three fiscal years include:

•	2006 revenue increased to $14,657,000 from $10,595,000 in 2003, a 38% increase.

•	Cumulative income from operations of $2,691,000, or 15 cents a share over the last three fiscal years.

•	Cumulative net income of $8,774,000, or 48 cents a share over the last three fiscal years.

•	Assets increased to $10,663,000 at July 31, 2006, from $1,920,000 on July 31, 2003.

•	Stockholders’ equity increased to $7,968,000 at July 31, 2006, from a negative ($481,000) on July 31, 2003.

•	Member businesses increased to more than 22,000 from 13,000.

Fiscal 2007

          Our fiscal 2007 expectations include another profitable year as we continue to demand a return on investment from all aspects of our operations.  We will ramp up investments in our technology for The Cashless Marketplace SM as we continue to explore opportunities to use our technology to open new markets and to create additional revenue streams. We plan to form more alliances to boost member registrations in the ITEX Marketplace, and we intend to invest in various on-line sites to drive traffic and transactions to www.itex.com.

          In anticipation of expected growth, we are moving our corporate headquarters to a larger facility in January 2007, expanding from 4,500 square feet to 7,000 square feet.  The move is just a few miles from our existing location.

Summary

          Our efforts and dedication over the last three years to make ITEX a stronger company have prevailed.  Our foundation has been reinforced, our franchise network revitalized, and our corporate staff well tuned to take us to new heights.  Though our future is bright, our successes have not made us complacent.  My expectations for stellar performance from our staff and franchise network continue to rise.

To move ITEX forward, we will take calculated risks. Some risks may result in big payoffs, while others could possibly fail. I am looking for notable successes, stronger revenue growth and greater profits than we accomplished over the last three years.  I envision a greater and more vibrant business-to-business trading community as we move forward with our planned initiatives.

          On behalf of ITEX, I would like to thank our diligent employees; the franchise network (and their staff), whose dedication and drive is a vital component in our success; our members, to whom we strive to deliver value and service daily; and our valued stockholders for your continuing interest and support.

          We will continue our efforts to earn your trust and confidence.

Sincerely yours,

Steven White
Chairman of the Board
Chief Executive Officer

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

For more information, please visit www.itex.com

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: the continuing development of successful marketing strategies for our concepts; our ability to sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our franchise network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors. These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-KSB and Forms 10-QSB, which are available at www.sec.gov., including under the caption, “Management's Discussion and Analysis of Financial Condition and Results of Operations.” All information set forth in this release is as of December 18, 2006, and ITEX undertakes no duty to update this information.